Exhibit 4.22

Maaike de Bie Group General Counsel & Company Secretary 8 May 2024

Simon Segars

c/o Vodafone

One Kingdom Street

London

W2 6BY

Dear Simon

Following the Remuneration Committee meeting on 7 May 2024 and the Board meeting on 8 May 2024, I am pleased to confirm that your fee for Chair of the Technology Committee will increase from £25,000.00 to £35,000.00 with effect from 1 April 2024 as well as the £115,000 for your role as a Non-Executive Director. You will continue to also be entitled to be repaid all travelling and other expenses properly incurred in performing your duties in accordance with the Articles of Association of the Company and Company policy.

Yours sincerely

/s/ Maaike de Bie

Vodafone Group Plc

Group Legal & Corporate Secretariat

One Kingdom Street, Paddington Central, London, W2 6BY, England

T +44 (0)1635 33251 F +44 (0)1635 238112 www.vodafone.com

Registered Office: Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, England. Registered in England No. 1833679

C2 General